Exhibit 10.4

TRANSITION SERVICES AGREEMENT

by and between

CITIGROUP INC.

and

LEGG MASON, INC.

Dated as of December 1, 2005

i

	ARTICLE IV

	PAYMENT

Section 4.1	Base Term Fees.	12

Section 4.2	Extension Term Fees	12

Section 4.3	Adjustments to Base Cost.	12

Section 4.4	Billing and Payment Terms.	13

Section 4.5	Sales Taxes	14

Section 4.6	Offset	14

	ARTICLE V

	ACCESS AND SECURITY

Section 5.1	Access; Work Policy.	14

Section 5.2	Security Level; Additional Security Measures.	15

Section 5.3	Security Breaches	15

Section 5.4	Systems Security.	15

Section 5.5	Records; Inspection and Audit Rights.	16

Section 5.6	Risks and Controls.	16

Section 5.7	Legal and Regulatory Audit Rights	17

Section 5.8	Duty to Remedy	17

	ARTICLE VI

	CONFIDENTIALITY

Section 6.1	Confidential Information	17

	ARTICLE VII

	INTELLECTUAL PROPERTY AND DATA

Section 7.1	Ownership of Data and Intellectual Property.	19

Section 7.2	Data Protection	20

	ARTICLE VIII

	DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 8.1	Disclaimer of Representations and Warranties	20

	ARTICLE IX

	INDEMNIFICATION

Section 9.1	Indemnification of Purchaser	21

Section 9.2	Indemnification of Seller	21

Section 9.3	Claims.	21

SCHEDULES

Schedule 2.1(a)	Seller Services

Schedule 2.1(b)	Seller Payroll Services

Schedule 2.2(a)	Purchaser Services

Schedule 2.2(b)	Indonesian Services

Schedule 2.4	Additional Services

Schedule 2.6	Service Coordinators

Schedule 3.4	Excluded Seller Services

Schedule 5.6(a)	Purchaser Identified Risks

Schedule 5.6(b)	Seller Identified Risks

Schedule 9.5(e)	Certain Provisions

Schedule 11.15	Executive Committee

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of December 1, 2005 (the “Effective Date”), by and between CITIGROUP INC., a Delaware corporation (“Seller”), and LEGG MASON, INC., a Maryland corporation (“Purchaser,” together with Seller, the “Parties,” and each individually a “Party”).

RECITALS

WHEREAS, Legg Mason and Citigroup have entered into a Transaction Agreement, dated as of June 23, 2005 (as amended, the “Transaction Agreement”), under which Citigroup is selling to Legg Mason the CAM Business (as defined in the Transaction Agreement) and Legg Mason is selling to Citigroup the PC/CM Business (as defined in the Transaction Agreement); and

WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Transaction (as defined in the Transaction Agreement).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement. In addition, for the purposes of this Agreement, unless the context clearly requires otherwise, the following terms shall have the following meanings:

“Additional Service” shall have the meaning set forth in Section 2.4(a).

“Agreement” shall have the meaning set forth in the introduction to this agreement.

“Base Cost” shall have the meaning set forth in Section 4.1.

“Base Term” shall have the meaning set forth in Section 10.1.

“Benefits Transition Period” shall mean the period beginning on the Effective Date and ending on December 31, 2005 or such other date as may be agreed to by the Parties.

“COBRA Coverage” shall have the meaning set forth in Section 2.1(b)(i).

“Cross-License Agreement” shall mean that certain Cross-License Agreement, dated as of even date herewith, by and between Seller and Purchaser.

“Direct Cost” shall mean all costs incurred by the party providing a Service in connection with providing such Service.

“Dispute” shall have the meaning set forth in Section 11.15.

“Effective Date” shall have the meaning set forth in the introduction to this Agreement.

“Executive Committee” shall have the meaning set forth in Section 11.15.

“Extension Term” shall have the meaning set forth in Section 10.2.

“Fees” shall have the meaning set forth in Section 4.1(b).

“Force Majeure Event” shall have the meaning set forth in Section 3.5(a).

“Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Indemnifying Party” shall have the meaning set forth in Section 9.3.

“Indemnity Payments” shall have the meaning set forth in Section 9.6.

“Indonesian Services” shall have the meaning set forth in Section 2.2(b).

“Omitted Service” shall have the meaning set forth in Section 2.3.

“Party” shall have the meaning set forth in the introduction to this Agreement.

“Personnel” shall mean, with respect to any Party providing Services hereunder, the employees, officers, agents, independent contractors and consultants of (a) such Party; (b) the Affiliates of such Party; and (c) any third parties engaged by such Party or its Affiliates to provide the Services.

“Purchaser” shall have the meaning set forth in the introduction to this Agreement.

“Purchaser Confidential Information” shall have the meaning set forth in Section 6.1(b).

“Purchaser Fees” shall have the meaning set forth in Section 4.1(b).

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 9.2.

“Purchaser Parties” shall mean, as applicable, (a) Purchaser, its Affiliates and third parties engaged by Purchaser or its Affiliates to provide Services, when providing Services or (b) Purchaser and its Subsidiaries, when receiving Services.

“Purchaser Services” shall have the meaning set forth in Section 2.2(a)(i).

“Representatives” shall have the meaning set forth in Section 6.1(c).

“Resumed Service” shall have the meaning set forth in Section 2.5.

“Sales Taxes” shall have the meaning set forth in Section 4.5.

“Security Regulations” shall have the meaning set forth in Section 5.4(a).

“Seller” shall have the meaning set forth in the introduction to this Agreement.

“Seller Confidential Information” shall have the meaning set forth in Section 6.1(a).

“Seller Fees” shall have the meaning set forth in Section 4.1(a).

“Seller Indemnified Parties” shall have the meaning set forth in Section 9.3.

“Seller Parties” shall mean, as applicable, (a) Seller, its Affiliates and third parties engaged by Seller or its Affiliates to provide Services, when providing Services or (b) Seller and its Subsidiaries, when receiving Services.

“Seller Payroll Services” shall have the meaning set forth in Section 2.1(b)(i).

“Seller Services” shall have the meaning set forth in Section 2.1(a)(i).

“Seller’s Business” shall mean the business of Seller and its Affiliates (other than the CAM Business).

“Service Coordinator” shall have the meaning set forth in Section 2.6.

“Services” shall have the meaning set forth in Section 2.2(a)(i).

“Systems” shall have the meaning set forth in Section 5.4(a).

“Term” shall have the meaning set forth in Section 10.2.

“Third Party Claim” shall have the meaning set forth in Section 9.1.

“Transaction Agreement” shall have the meaning set forth in the Recitals.

“Transition Benefits Plans” shall have the meaning set forth in Section 2.1(b)(i).

ARTICLE II

SERVICES

Section 2.1 Services to be Provided to Purchaser.

(a) In General.

(i) Seller shall provide, or shall cause its Affiliates or third parties to provide, to the Purchaser Parties all services (other than investment advisory services) provided to the CAM Business in the ordinary course prior to the Effective Date to the extent provided prior to the Effective Date (it being understood that with respect to each service, “extent” shall mean, in all material respects, the amount, level, frequency, functionality and quality (including the level of care exercised in the performance) of such service, except as otherwise (A) provided herein, or (B) agreed to by the Parties), as set forth on Schedule 2.1(a) (together with the Seller Payroll Services and any Omitted Services and Resumed Services provided by Seller, the “Seller Services”).

(ii) In the event that Purchaser internally restructures, reorganizes or transfers the CAM Business to an Affiliate or a third party, Seller shall continue to provide the Seller Services to such Affiliate or third party to the extent provided prior to such restructuring, reorganization or transfer, but only insofar as such Affiliate or such third party continues to conduct the CAM Business.

(b) Employee Benefits, Payroll Administration and Other HR Services.

(i) Seller shall, or shall cause its Affiliates or third parties to (A) provide the Purchaser Parties with payroll services, (B) facilitate the operation and implementation of, and provide administration services with respect to, the employee health and welfare benefits plans, retirement plans and other employee benefit plans for the CAM Continuing Business Employees and any other employees described on Schedule 2.1(b) and (C) provide health and welfare benefits, retirement benefits and other employee benefits for CAM Continuing Business Employees and any other employees described on Schedule 2.1(b) during the Benefits Transition Period, in each case, as set forth on Schedule 2.1(b) (the “Seller Payroll Services”) and in accordance with the terms and conditions set forth on Schedule 2.1(b). Seller will give at least the same priority to rendering the Seller Payroll Services to the Purchaser Parties as Seller gives to providing comparable services to its business units. During the Benefits Transition Period, Seller shall continue to administer and provide coverage pursuant to the health and welfare benefit plans, retirement plans and other employee benefit plans of Seller as provided for on Schedule 2.1(b) (the “Transition Benefits Plans”) for the benefit of all CAM Continuing Business Employees and any other employees described on Schedule 2.1(b), and their eligible dependents and beneficiaries, on substantially the same basis as in effect immediately prior to the Effective Date (except as otherwise set forth on Schedule 2.1(b)) for such individuals. Except with respect to Seller Parties’ gross negligence or willful misconduct or as otherwise provided in the Transaction Agreement, Purchaser shall be liable, and Seller shall have no liability, for all benefits, claims and costs incurred by Seller and/or Purchaser under the Transition Benefits Plans in respect of events occurring during the Benefits Transition Period to the same extent that Purchaser would have been liable for such benefits, claims and costs (including actual benefits, claims and costs associated with continuation of group health plan coverage required under Part 6 of Title I of ERISA (“COBRA Coverage”)) if Purchaser had newly established and was the sole sponsor of the Transition Benefits Plans during such period. Following the Benefits Transition Period, Purchaser shall assume, under Purchaser welfare benefit plans, the COBRA Coverage of all CAM Continuing Business Employees still receiving such COBRA Coverage, and the Seller shall no longer administer such plans; provided, however, that Seller shall provide administrative support with respect to any claims incurred prior to the end of the Benefits Transition Period.

(ii) Seller shall provide Purchaser Parties such personnel data (i) as may be reasonably necessary to assist Purchaser in creating a payroll system and administering health and welfare benefits, retirement benefits and other employee benefits for the CAM Continuing Business Employees and any other employees described on Schedule 2.1(b) and (ii) documents as Purchaser may reasonably request (including requests for any such data for purposes of satisfying or meeting any obligation under a subpoena or other similar legal order).

Section 2.2 Services to be Provided to Seller.

(a) In General.

(i) Purchaser shall provide, or shall cause its Affiliates or third parties to provide, to the Seller Parties all services (other than investment advisory services) provided to the Seller’s Business in the ordinary course prior to the Effective Date to the extent provided prior to the Effective Date (it being understood that with respect to each service, “extent” shall mean, in all material respects, the amount, level, frequency, functionality and quality (including the level of care exercised in the performance) of such service, except as otherwise (A) provided herein, or (B) agreed to by the Parties), as set forth on Schedule 2.2(a) (together with the Indonesian Services and any Omitted Services and Resumed Services provided by Purchaser, the “Purchaser Services” and, together with the Seller Services and the Additional Services, the “Services”).

(ii) In the event that Seller internally restructures, reorganizes or transfers the business to which the Purchaser Services relate to an Affiliate or a third party, Purchaser shall be obligated to continue to provide the

Purchaser Services to such Affiliate or third party to the extent provided prior to such restructuring, reorganization or transfer, but only insofar as such Affiliate or such third party continues to conduct the business to which the Purchaser Services relate.

(b) Indonesian Services. Purchaser shall, or shall cause its Affiliates or third parties to provide, to the Seller Parties the services set forth on Schedule 2.2(b) (the “Indonesian Services”). Notwithstanding anything to the contrary contained herein: (i) the Base Term of the Indonesian Services shall be four (4) months, (ii) the Extension Term of the Indonesian Services shall be five (5) months, (iii) during the Base Term for the Indonesian Services, the Base Cost of the Indonesian Services shall be $117,000 U.S. Dollars per month and (iv) during the Extension Term for the Indonesian Services, the Base Cost of the Indonesian Services shall be $142,000 U.S. Dollars per month.

Section 2.3 Omitted Services. If, at any time within one hundred and fifty (150) days following the Effective Date, either Party becomes aware of any service that had been provided prior to the Effective Date that is not included on Schedule 2.1(a), Schedule 2.1(b) or Schedule 2.2(a), as applicable, and which the Parties had not specifically agreed to omit from such schedule (each such service, an “Omitted Service”), then upon notice to the other Party, such service will be added to the applicable schedule and become a Seller Service, Seller Payroll Service or Purchaser Service, as applicable. The Party that must resume such Service shall resume provision of such Service as soon as reasonably practicable. The cost of any Omitted Service shall be determined in accordance with Section 4.1.

Section 2.4 Additional Services.

(a) If either Party desires to receive an additional service (or to expand the scope or lengthen the duration of any Service) that is not an Omitted Service or a Resumed Service, the Service Coordinators shall meet (in person or by telephone) within ten (10) days of the other Party’s receipt of a written notice by the Party desiring to receive such additional service to discuss in good faith whether and on what terms and conditions such other Party is willing to provide such additional service (or such expanded scope or lengthened duration of a Service) (each such service, to the extent provided, will be considered an “Additional Service”).

(b) The Parties shall mutually agree on the scope, terms, Base Cost and duration of all Additional Services, all of which shall be set forth on Schedule 2.4, as amended from time to time.

Section 2.5 Resumed Services. If after a Service (a) has been terminated in accordance with Section 10.3 by the Party that received such Service or (b) that had been provided prior to the Effective Date was specifically omitted by the Parties from Schedule 2.1(a) or Schedule 2.2(a), as applicable, the applicable receiving Party is unable to provide such service for itself despite using its commercially reasonable efforts to do so, then such receiving Party shall so notify the Party that provided such service, and such providing Party will resume providing such service, if commercially and technologically feasible and subject to such providing Party’s ability to obtain any third party consents necessary to provide the service (each, a “Resumed Service”). The Party that received such Service shall be responsible for all costs of the Party that provided such Service associated with resuming such Service, and to the extent reasonably practicable, such providing Party shall provide such receiving Party with advance notice of such expenses.

Section 2.6 Service Coordinators. Seller and Purchaser shall each nominate a representative to act as the primary contact person with respect to the performance of the Services (each, a “Service Coordinator”). Unless otherwise agreed upon by the Parties, all communications relating to this Agreement and to the Services provided hereunder shall be directed to the Service Coordinators. The initial Service Coordinators for Purchaser and Seller, including relevant contact information, are set forth on Schedule 2.6. Either Party may replace its Service Coordinator at any time by providing notice in accordance with Section 11.3 of this Agreement.

Section 2.7 Standard of Performance. Each Party shall (and shall cause any party performing services on its behalf to) use commercially reasonable efforts, skill and judgment in providing the Services. Without limiting the foregoing, all Services shall be provided in a timely and workmanlike manner, consistent with recent past practice and to the extent provided prior to the Effective Date.

Section 2.8 Cooperation.

(a) Each Party shall, and shall cause its respective Affiliates and use commercially reasonable efforts to cause its third party service providers, to reasonably cooperate with the other Party in all matters relating to the provision and receipt of the Services and to minimize the expense, distraction and disturbance to each Party, shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing and shall not engage in any willful or intentional misconduct, gross negligence, common law fraud or otherwise violate any Requirements of Law. Such cooperation shall include (i) the execution and delivery of such further instruments or documents as may be reasonably requested by the other Party to enable the full performance of each Party’s obligations hereunder and (ii) notifying the other Party in advance of any changes to a Party’s operating environment or Personnel (especially changes with respect to employee status), and working with the other Party to minimize the effect of such changes.

(b) Each Party will use commercially reasonable efforts to provide information and documentation necessary for the other Party to perform the Seller Services or the Purchaser Services, as applicable, in the manner they were provided in the ordinary course prior to the Effective Date, and will use commercially reasonable efforts to make available, as reasonably requested by the other Party, sufficient resources and timely decisions, approvals and acceptances in order that the other Party may perform its obligations under this Agreement in a timely and efficient manner.

(c) The Purchaser Parties and the Seller Parties shall follow, and shall cause their respective Affiliates to follow, the policies, procedures and practices of the other Party and its Affiliates applicable to the Services being provided by or on behalf of such other Party that are in effect as of the Effective Date and of which the applicable Party has been made aware.

Section 2.9 Separation and/or Segregation.

(a) Unless otherwise agreed by the Parties in writing, Seller shall bear all costs of any separation and/or segregation activities with respect to the CAM Business (i) required under any applicable Requirements of Law as a result of the transactions contemplated by the Transaction Agreement and the Related Agreements or (ii) undertaken upon Seller’s own initiative. All separation and/or segregation activities requested by Purchaser shall be treated as requests for Additional Services, and the costs thereof shall be borne by Purchaser.

(b) To the extent that Seller has not completed separation and/or segregation of the CAM Business’ operations and data from Seller’s other operations and data prior to the Effective Date, Seller shall complete such separation and/or segregation during the Term or sooner as required by Requirements of Law, with minimal interruption to CAM’s daily business, provided that such activities shall not be deemed a Service under this Agreement.

Section 2.10 Subcontracting.

(a) By Seller. When acting as a Service provider, Seller may subcontract to another provider (including third parties and Seller’s own Subsidiaries and Affiliates), or change an existing subcontractor of:

(i) any Service provided solely to the CAM Business with Purchaser’s prior written consent (which consent may not be unreasonably withheld).

(ii) any other Service upon notice to Purchaser; provided, that Purchaser shall have a reasonable opportunity to comment on the plan to implement such subcontracting prior to such implementation, and provided, further, that if such change is reasonably likely to have a significant adverse effect on the level and/or quality of a material Service, the plan for implementing such change with respect to such material Service shall be subject to the Purchaser’s prior written consent, such consent not to be unreasonably withheld or delayed.

(b) By Purchaser. When acting as a Service provider, Purchaser may subcontract to another provider (including third parties and Purchaser’s own Subsidiaries and Affiliates), or change an existing subcontractor of:

(i) any Service provided solely to the Seller’s Business, with Seller’s prior written consent (which consent may not be unreasonably withheld).

(ii) any other Service upon notice to Seller; provided, that Seller shall have a reasonable opportunity to comment on the plan to implement such subcontracting prior to such implementation, and provided, further, that if such change is reasonably likely to have a significant adverse effect on the level and/or quality of a material Service, the plan for implementing such change with respect to such material Service shall be subject to the Seller’s prior written consent, such consent not to be unreasonably withheld or delayed.

(c) Notwithstanding any subcontracting or change of subcontractors permitted under this Section 2.10, Seller or Purchaser, as applicable, shall always remain responsible for the performance of the Seller Services or Purchaser Services, as applicable, in accordance with the service levels, quality and costs set forth herein.

Section 2.11 Certain Changes. Either Party, when acting as a service provider, may change (a) its policies and procedures or (b) the location from which any Service is provided at any time; provided, that such Party shall always remain responsible for the performance of the Services in accordance with the service levels, quality and costs set forth herein. Such providing Party shall give the other Party reasonable prior notice of the change (which notice shall be provided no later than the time at which, and in the same manner as, such party provides notice of such change to any applicable Affiliates).

ARTICLE III

LIMITATIONS

Section 3.1 General Limitations.

(a) Unless expressly provided otherwise herein (i) Seller Parties shall be required to provide the Seller Services hereunder only to the extent that such Seller Services were provided to the CAM Business in the ordinary course prior to the Effective Date and (ii) the Seller Services provided by Seller hereunder shall be available only for the purposes of conducting the CAM Business.

(b) Unless expressly provided otherwise herein (i) Purchaser Parties shall be required to provide the Purchaser Services hereunder only to the extent that such Purchaser Services were provided to Seller’s Business in the ordinary course prior to the Effective Date and (ii) the Purchaser Services provided by Purchaser hereunder shall be available only for the purposes of conducting Seller’s Business.

(c) In no event shall either Party be obligated to maintain the employment of any specific employee or acquire any specific additional equipment or software, unless the other Party agrees to bear all associated costs; provided that such Party shall remain responsible for the performance of the Seller Services or Purchaser Services, as applicable, in accordance with this Agreement.

Section 3.2 Third Party Limitations. Each Party acknowledges and agrees that the Services provided by a Party through third parties or using third party Intellectual Property are subject to the terms and conditions of any applicable agreements between the provider of such Service and such third parties. Each Party shall use commercially reasonable efforts to (a) obtain any necessary consent from such third parties in order to provide such Services or (b) if any such consent is not obtained, provide acceptable alternative arrangements to provide the relevant Services sufficient for the other Party’s purposes. All costs associated with (a) and (b), above, shall be borne by the Party receiving the applicable Service, except that any one time costs incurred in connection with the migration of any Service to an alternative arrangement shall be borne by the Party providing the applicable Service. Notwithstanding the foregoing, the Party providing the applicable Service shall provide reasonable prior notice to the Party receiving the applicable Service of the costs associated with (a) and (b), and the Parties shall cooperate to mitigate such costs (including exploring alternative arrangements, if any).

Section 3.3 Compliance with Laws. Neither Party shall provide, or cause to be provided, any Service to the extent that the provision of such Service would require such Party, any of its Affiliates or any of their respective officers, directors, employees, agents or representatives to violate (a) any applicable Requirements of Law, (b) any policies and/or procedures of such Party designed to respond to a Requirement of Law, to a new legal or regulatory issue or to a security threat or (c) any other policies and/or procedures of such Party in existence on the Effective Date. If a Party cannot provide a Service due to (c), above, the Parties shall cooperate in good faith to identify an acceptable alternative arrangement to provide the affected Service sufficient for the purposes of the other Party; provided, that the Party providing such Service shall bear any additional costs resulting from such acceptable alternative arrangement.

Section 3.4 Excluded Seller Services. Notwithstanding anything to the contrary set forth herein, in no event shall the Seller Services include any of the services set forth on Schedule 3.4.

Section 3.5 Force Majeure.

(a) The Parties shall use commercially reasonable efforts to provide, or cause to be provided, the Services without interruption. In the event that any Party providing, or causing to be provided, Services is wholly or partially prevented from, or delayed in, providing one or more Services, or one or more Services are interrupted or suspended, by reason of events beyond its reasonable control (including acts of God, fire, explosion, floods, embargoes, epidemics, war, acts of terrorism, nuclear disaster, labor strikes, civil unrest and/or riots) (each, a “Force Majeure Event”), such Party shall not be obligated to deliver the affected Services during such period, and the Party that would have received such Services shall not be obligated to pay for any Services not delivered.

(b) Upon the occurrence of a Force Majeure Event, the affected Party shall promptly give written notice to the other Party of the Force Majeure Event upon which it intends to rely to excuse its performance, and of the expected duration of such Force Majeure Event. The duties and obligations of such Party hereunder shall be tolled for the duration of the Force Majeure Event, but only to the extent that the Force Majeure Event prevents such Party from performing its duties and obligations hereunder.

(c) During the duration of a Force Majeure Event, the affected Party shall use commercially reasonable efforts to avoid or remove such Force Majeure Event, and shall use commercially reasonable efforts to resume its performance under this Agreement with the least practicable delay. From and during the occurrence of a Force Majeure Event, the other Party may replace the affected Services by providing such Services for itself or engaging a third party to provide such Services.

(d) For the period beginning sixty (60) days after the occurrence of a Force Majeure Event and ending upon the termination of such Force Majeure Event, the affected Party shall pay or reimburse, as applicable, the difference, if any, between (i) all of the other Party’s reasonable costs associated with any replacement Services and (ii) the amount the other Party would have paid to such Party under the terms of this Agreement for the provision of such Services had such Party continued to perform such Services.

Section 3.6 Disaster Recovery Services. No Party shall be required to provide disaster recovery Services to the extent that the Party that would receive such Services has materially altered the equipment, hardware or software to which such disaster recovery Services pertain.

Section 3.7 Interim Basis Only. Each Party acknowledges that the purpose of this Agreement is to provide Services to the other Party on an interim basis, until such Party can perform the Services for itself. Accordingly, at all times from and after the Effective Date, each of Seller and Purchaser shall use its respective commercially reasonable efforts to make or obtain any approvals, permits or licenses, implement any computer systems and take, or cause to be taken, any and all other actions necessary or advisable for it to provide the Services for itself as soon as reasonably practicable.

Section 3.8 No Adverse Effect. In providing the Services, no Party shall take any action that could reasonably be expected to have a material adverse effect on the assets or business of the other Party or any of its Affiliates, or on the ability of the other Party to comply with its obligations under this Agreement, without obtaining such other Party’s prior written consent.

Section 3.9 Non Performance.

(a) By Seller. If Seller fails to timely provide, or cause to be provided, one or more Seller Services, other than as a result of and during the occurrence of a Force Majeure Event, and such failure prevents Purchaser from operating the CAM Business as it was operated in the ordinary course prior to the Effective Date, from and during such failure to provide such Seller Services, Purchaser, after providing prior written notice to Seller, may replace the affected Seller Services by providing such Seller Services for itself or engaging a third party to provide such Seller Services. In addition to any other remedies that Purchaser may be entitled to, Seller shall also pay Purchaser the difference, if any, between (i) all of Purchaser’s reasonable costs associated with such replacement Seller Services and (ii) the amount Purchaser would have paid to Seller under the terms of this Agreement for the provision of such Seller Services, had Seller Parties continued to perform such Seller Services.

(b) By Purchaser. If Purchaser fails to timely provide, or cause to be provided, one or more Purchaser Services, other than as a result of and during the occurrence of a Force Majeure Event, and such failure prevents Seller from operating the Seller’s Business as it was operated in the ordinary course prior to the Effective Date, from and during such failure to provide such Purchaser Services, Seller, after providing prior written notice to Purchaser, may replace the affected Purchaser Services by providing such Purchaser Services for itself or engaging a third party to provide such Purchaser Services. In addition to any other remedies that

Seller may be entitled to, Purchaser shall also pay Seller the difference, if any, between (i) all of Seller’s reasonable costs associated with such replacement Purchaser Services and (ii) the amount Seller would have paid to Purchaser under the terms of this Agreement for the provision of such Purchaser Services, had Purchaser Parties continued to perform such Purchaser Services.

ARTICLE IV

PAYMENT

Section 4.1 Base Term Fees.

(a) In consideration for the Seller Services and any Additional Services provided by Seller hereunder, Purchaser shall pay to Seller all Direct Costs of Seller Parties in connection with providing each Seller Service that are currently charged to the CAM Business (with respect to each Seller Service, the “Base Cost”), the Base Cost of each Additional Service and any reasonable out of pocket expenses incurred by Seller Parties in connection with providing the Seller Service or Additional Service, as applicable (collectively, the “Seller Fees”). The current Base Cost of each Seller Service is set forth on Schedule 2.1(a) or Schedule 2.1(b), as applicable. The Base Cost for each Additional Service shall be determined on a case by case basis as mutually agreed to by the Parties under Section 2.4(b).

(b) In consideration for the Purchaser Services and any Additional Services provided by Purchaser hereunder, Seller shall pay to Purchaser all Direct Costs of Purchaser Parties in connection with providing each Purchaser Service that are currently charged by the CAM Business (with respect to each Purchaser Service, the “Base Cost”), the Base Cost of each Additional Service and any reasonable out of pocket expenses incurred by Purchaser Parties in connection with providing the Purchaser Service or Additional Service, as applicable (collectively, the “Purchaser Fees” and, together with the Seller Fees, the “Fees”). The current Base Cost of each Purchaser Service is set forth on Schedule 2.2(a). The Base Cost for each Additional Service shall be determined on a case by case basis as mutually agreed to by the Parties under Section 2.4(b).

Section 4.2 Extension Term Fees. Upon the commencement of the Extension Term, and at the beginning of each quarter year thereafter, the Base Cost of each Service being provided during the Extension Term shall increase by 2.5% of such Service’s then current Base Cost.

Section 4.3 Adjustments to Base Cost.

(a) Increases or Decreases in Direct Costs. Notwithstanding anything to the contrary set forth herein, in the event that the Direct Costs of Seller or Purchaser, as applicable, to provide a Service increase or decrease (including as a result of increases in volume under any contract), Seller or Purchaser, as applicable, may adjust the Base Cost of providing such Service by the amount of such increase or decrease, in connection with and only to the extent that such adjustment is generally applicable to all recipients of such Service, including similar services provided to Affiliates of the Party providing the Service.

(b) Adjustment Mechanism. The Parties shall meet (in person or via telephone) on a monthly basis to review the Services provided during the previous month. At each such meeting, the Parties shall adjust the applicable Base Cost for each Service for which the Base Cost is determined by reference to the number of units used during a given month. Such adjustment shall be based on the number of units of each such Service added or reduced, as applicable, during the preceding month multiplied by the unit cost of each such Service, plus a proportional adjustment in the Base Cost of any associated Service. All adjustments to the Base Cost of a Service pursuant to this Section 4.3(b) shall be subject to the terms and conditions of any third party contract used to provide such Service.

Section 4.4 Billing and Payment Terms.

(a) For each country in which a party provides Services to a recipient located in the same country: (i) such providing party shall invoice the party receiving such Services on a monthly basis (such invoice to set forth a description of the Services provided and reasonable documentation to support the charges thereon) for all Services that such providing party delivered during the preceding month, denominated in the local currency of such country, (ii) each such invoice shall be payable within sixty (60) days after such receiving party’s receipt of the invoice and (iii) payment of such invoices shall be made by such receiving party to such providing party in the local currency of the applicable country. Any Service for which the foregoing process does not apply shall be invoiced by the Party providing such Service to the Party receiving such Service in accordance with the foregoing timetable and in U.S. Dollars, and shall be paid by the Party receiving such Services in accordance with the foregoing timetable and in U.S. Dollars.

(b) If any undisputed invoice or undisputed portion of an invoice is not paid in full within sixty (60) days after the date of the invoice, interest shall accrue on the unpaid amount at the annual rate equal to the “Prime Rate” as reported on the thirtieth day after the date of the invoice in The Wall Street Journal (or, if such day is not a Business Day, the first Business Day immediately after such day), calculated on the basis of a year of three hundred sixty (360) days and the actual number of days elapsed between the end of the sixty (60) day period and the actual payment date.

(c) A Party may dispute any or all charges for ninety (90) days after the receipt of the applicable invoice. If a Party disputes any charges, the Parties shall work together in good faith to resolve such dispute in accordance with Section 11.15. If the resolution of such a dispute is that a Party owes an amount of money to the other Party, the Party that owes money shall add a credit of such owed amount to the next invoice that such Party prepares as a Service provider, provided, that if no further such invoices are due, the Party owing such amount shall pay it to the other Party within sixty (60) days following resolution of the dispute. A failure by a Party to dispute a charge within ninety (90) days after receipt of invoice shall not waive such Party’s audit and collection rights under Section 5.5.

(d) The Parties acknowledge that there may be a lag in the submission of charges from third parties relating to the provision of Services, and that the Party providing Services through such third parties shall use commercially reasonable efforts to obtain such third party invoices, and to provide same to the other Party, in a timely fashion.

(e) The existence of a dispute pursuant to Section 4.4(c) above shall not excuse either Party from any other obligation under this Agreement, including each Party’s obligations to continue to provide Services hereunder.

Section 4.5 Sales Taxes. All consideration under this Agreement, is exclusive of any sales, transfer, value added, goods or services tax or similar gross receipts based tax (including any such taxes that are required to be withheld, but excluding all other taxes including taxes based upon or calculated by reference to income, receipts or capital) imposed against or on services provided (“Sales Taxes”) by a Party providing Services hereunder and such Sales Taxes will be added to the consideration where applicable. Such Sales Taxes shall be separately stated on the relevant invoice to the Party receiving Services hereunder. All taxable goods and services for which a Party receiving Services hereunder is compensating, or reimbursing, a Party providing Services hereunder shall be set out separately from non taxable goods and services, if practicable. The Party receiving Services hereunder shall be responsible for any such Sales Taxes and shall either (i) remit such Sales Taxes to the Party providing Services hereunder (and such providing Party shall remit the such amounts to the applicable taxing authority) or (ii) provide such providing Party with a certificate or other acceptable proof evidencing an exemption from liability for such Sales Taxes. In the event the Party providing Services hereunder fails timely to invoice Sales Taxes on taxable goods or services covered by this Agreement, such providing Party shall notify the Party receiving Services hereunder in a timely manner and such receiving Party shall remit such Sales Taxes to such providing Party, provided, however, that such receiving Party shall not be responsible for the payment of any additions to such Sales Taxes, including penalties and interest imposed due to a failure by such providing Party to remit or cause to be remitted such Sales Taxes in a timely manner to the appropriate taxing authority, unless such failure relates to the failure of the such receiving Party to pay to such providing Party the amount of the Sales Taxes properly invoiced in accordance with the terms herein.

Section 4.6 Offset. In no event shall a Party offset any amounts due hereunder for its receipt of Services by amounts owed to it hereunder for its provision of Services.

ARTICLE V

ACCESS AND SECURITY

Section 5.1 Access; Work Policy.

(a) At all times during the Term, each Party shall provide, and shall cause its Affiliates and third parties to provide, the other Party and its Personnel reasonable ingress to and egress from its facilities and premises, and reasonable access to its equipment and Personnel, for any purpose connected with the delivery or receipt of Services hereunder, the exercise of any right under this Agreement or the performance of any obligations required by this Agreement.

(b) Each Party’s Personnel shall comply with the other Party’s safety and security regulations applicable to each specific site or facility while working at such site or facility. Except as otherwise agreed to by the Parties, each Party’s Personnel shall observe the working hours, working rules, and holiday schedules of the other Party while working on the premises of the other Party.

Section 5.2 Security Level; Additional Security Measures.

(a) Seller Parties and Purchaser Parties shall work together to ensure that, when providing Services, they are each able to maintain their current level (or, if greater, an industry standard level) of physical and electronic security during the Term (including data security and data privacy), and to address any new security related issues, including compliance with Requirements of Law related to security and issues related to new technologies or threats.

(b) Any Party providing Services may take physical or information security measures that affect the manner in which Services are provided, so long as the substance or overall functionality of any affected Services remains the same as it was prior to the Effective Date; provided, that the Party receiving such Services shall be given reasonable, prior notice of any such physical or information security measures that are material.

Section 5.3 Security Breaches. In the event of a security breach that relates to the Services, Seller Parties and Purchaser Parties shall, subject to any applicable Requirements of Law, cooperate with each other regarding the timing and manner of (a) notification to their respective customers, potential customers, employees and/or agents concerning a breach or potential breach of security and (b) disclosures to appropriate Governmental Authorities.

Section 5.4 Systems Security.

(a) If any Seller Party or Purchaser Party, or its Personnel, will be given access to any Seller Party’s or Purchaser Party’s, as applicable, computer systems or software (“Systems”) in connection with the performance of the Services, the accessing party or its Personnel, as the case may be, shall comply with all of such other Party’s system security policies, procedures and requirements (as amended from time to time, the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by such other Party.

(b) Each Party shall use commercially reasonable efforts to ensure that only those of its Personnel who are specifically authorized to have access to the Systems of the other Party gain such access, and to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its Personnel regarding the restrictions set forth in this Agreement and establishing appropriate policies designed to effectively enforce such restrictions.

(c) If, at any time, either Party determines that the other Party or its Personnel has sought to circumvent, or has circumvented, its Security Regulations, that any unauthorized Personnel of the other Party has accessed its Systems or that the other Party or any of its Personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software, such Party shall immediately terminate any such Personnel’s access to the Systems and immediately notify the other Party.

(d) Seller Parties, Purchaser Parties and their respective Personnel, shall access and use only those Systems, and only such data and information within such Systems to which it has been granted the right to access and use. Any Party shall have the right to deny the Personnel of the other Party access to such Party’s Systems, after prior written notice, in the event the Party reasonably believes that such Personnel pose a security concern.

(e) A material failure to comply with the Security Regulations shall constitute a material breach of this Agreement. All user identification numbers and passwords of a Party disclosed to the other Party, and any information obtained from the use of such disclosing Party’s Systems, shall be deemed Seller Confidential Information or Purchaser Confidential Information, as applicable, of the disclosing Party.

(f) Each Party will cooperate with the other Party in investigating any apparent unauthorized access to a Party’s Systems or any apparent unauthorized release by a Party or such Party’s Personnel of Seller Confidential Information or Purchaser Confidential Information, as applicable. Each Party will (i) immediately notify the other Party if such Party has revoked access to its own Systems to any of its Personnel if such Personnel also has access to the other Party’s Systems and (ii) will immediately revoke any access to the other Party’s Systems once such Personnel no longer has a need to access the other Party’s Systems.

Section 5.5 Records; Inspection and Audit Rights.

(a) During the Term and for seven years thereafter, each Party agrees to maintain accurate records arising from or related to any Service provided hereunder, including accounting records and documentation produced in connection with the provision of any Service; provided, that each Party shall maintain such records for any longer duration required by any Requirement of Law that is applicable to the other Party and of which such Party has reasonable prior notice.

(b) Upon reasonable written notice from the Party receiving a Service, the Party providing such Service shall make available to such receiving Party or its Representatives (at such receiving Party’s sole expense) reasonable access to or, at the providing Party’s option and expense, copies of, the records with respect to such Service during regular business hours. Such records shall include documents relating to the amounts charged by the Party providing the Service, and the Party receiving the Service shall have the right to review and audit such records to verify such amounts. In the event of any discrepancies or disputes between the amounts charged by a Party and such Party’s records, the Parties shall work together to resolve such dispute in accordance with Section 11.15. If the resolution of such a dispute is that a Party owes money to the other Party, the Party to which money is owed shall add the amount owed to the next invoice that such Party prepares as a service provider; provided, that if no further invoices are due, the Party owing such amount shall pay it to the other Party within sixty (60) days following resolution of the dispute).

Section 5.6 Risks and Controls.

(a) Schedule 5.6(a) sets forth the risks relating to the Services for which Seller shall periodically (but no less than annually) demonstrate to Purchaser the existence of adequate controls, by providing standard test results for such controls (as agreed to between the Parties) to Purchaser for its evaluation.

(b) Schedule 5.6(b) sets forth the risks relating to the Services for which Purchaser shall periodically (but no less than annually) demonstrate to Seller the existence of adequate controls, by providing standard test results for such controls (as agreed to between the Parties) to Seller for its evaluation.

Section 5.7 Legal and Regulatory Audit Rights. Each Party providing a Service shall permit the auditors (including Governmental Authorities) of the recipient of such Service charged with evaluating the Service recipient’s compliance with Requirements of Law reasonable access to the providing Party’s relevant documentation, facilities and personnel, as applicable, for purposes of auditing such Services for compliance with Requirements of Law.

Section 5.8 Duty to Remedy. In the event that (a) a Party cannot demonstrate the existence of adequate controls under Section 5.6(a) or Section 5.6(b), as applicable, or (b) an audit under Section 5.7 identifies noncompliance with a Requirement of Law, the Party providing the applicable Service shall remedy such lack of controls or noncompliance, as applicable, in a commercially reasonable time and manner.

ARTICLE VI

CONFIDENTIALITY

Section 6.1 Confidential Information. As used in this Agreement, Seller Confidential Information and Purchaser Confidential Information are defined as follows:

(a) “Seller Confidential Information” means all information (whether in written, electronic or oral form) disclosed by Seller Parties to Purchaser Parties under the terms and for purposes of this Agreement (including information disclosed in the course of negotiation of this Agreement and the terms of this Agreement) that is not generally known to the public, except for:

(i) information that is or becomes publicly available (other than through disclosure by Purchaser Parties or their Affiliates), from and after the date of public availability;

(ii) information disclosed to Purchaser Parties by a third party not known to be bound by any confidentiality agreement with Seller Parties; provided, that (A) under the circumstances of disclosure, Purchaser Parties do not owe a duty of non disclosure to such third party, (B) to the knowledge of Purchaser Parties, the third party’s disclosure does not violate a duty of non disclosure owed to another Person, including any Seller Party and (C) the disclosure by the third party is not otherwise unlawful;

(iii) information developed by Purchaser Parties independent of any Seller Confidential Information; or

(iv) information that is rightfully in the possession of Purchaser Parties and not subject to any duty of confidentiality as of the Effective Date.

(b) “Purchaser Confidential Information” means all information (whether in written, electronic or oral form) disclosed by Purchaser Parties to Seller Parties under the terms and for purposes of this Agreement (including information disclosed in the course of negotiation of this Agreement and the terms of this Agreement) that is not generally known to the public, except for:

(i) information that is or becomes publicly available (other than through disclosure by Seller Parties or its Affiliates), from and after the date of public availability;

(ii) information disclosed to Seller Parties by a third party not known to be bound by any confidentiality agreement with Purchaser Parties; provided, that (A) under the circumstances of disclosure, Seller Parties do not owe a duty of non disclosure to such third party, (B) to the knowledge of Seller Parties, the third party’s disclosure does not violate a duty of non disclosure owed to another Person, including any Purchaser Party and (C) the disclosure by the third party is not otherwise unlawful;

(iii) information developed by Seller Parties independent of any Purchaser Confidential Information; or

(iv) information that is rightfully in the possession of Seller Parties and not subject to any duty of confidentiality as of the Effective Date; provided, however, that notwithstanding anything herein to the contrary, all confidential information relating to the CAM Business that is owned by Purchaser as a result of the Transaction Agreement shall be deemed Purchaser Confidential Information even if such information was rightfully in the possession of Seller Parties as of the Effective Date.

(c) Each of the Seller Parties and the Purchaser Parties shall not, and shall cause its respective Affiliates and each of its and its Affiliates’ directors, partners, personnel, accountants, counsel and other professional advisers (“Representatives”) not to, disclose to any other person or use, except for purposes of this Agreement (and only in accordance with applicable Requirements of Law), any information that is Purchaser Confidential Information or Seller Confidential Information, respectively, provided, however, that Seller and Purchaser may disclose Purchaser Confidential Information or Seller Confidential Information, respectively, to the extent permitted by any Requirements of Law (i) to its Representatives on a need to know basis in connection with the performance of such Party’s obligations under this Agreement, (ii) in any report, statement, testimony or other submission to any Governmental Authority having jurisdiction over the such Party or (iii) in order to comply with any Requirements of Law applicable to such Party, or in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to such Party in the course of any litigation, investigation or administrative proceeding.

(d) In the event that Seller, Purchaser, or any of either Party’s Representatives, becomes legally compelled by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar judicial or administrative process to disclose any Purchaser Confidential Information or Seller Confidential Information, respectively, such disclosing Party shall provide the other Party with prompt prior written notice of such requirement, and, to the extent reasonably practicable, cooperate with the other Party (at such other Party’s expense) to obtain a protective order or similar remedy to cause Purchaser Confidential Information or Seller Confidential Information, as the case may be, not to be disclosed, including interposing all available objections thereto, such as objections based on settlement privilege. In the event that such protective order or other similar remedy is not obtained, the disclosing Party shall furnish only that portion of Purchaser Confidential Information or Seller Confidential Information, as the case may be, that has been legally compelled, and shall exercise commercially reasonable efforts to obtain assurance that confidential treatment will be accorded such disclosed Purchaser Confidential Information or Seller Confidential Information, as the case may be.

(e) Each Party shall, and shall cause its Representatives to, protect Purchaser Confidential Information or Seller Confidential Information, as the case may be, by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure of such as the Party uses to protect its own confidential information of a like nature.

(f) Each Party shall cause its Representatives to agree to be bound by the same restrictions on use and disclosure of Purchaser Confidential Information or Seller Confidential Information, as the case may be, as bind the Party under this Agreement in advance of the disclosure of any such Purchaser Confidential Information or Seller Confidential Information to them.

ARTICLE VII

INTELLECTUAL PROPERTY AND DATA

Section 7.1 Ownership of Data and Intellectual Property.

(a) Notwithstanding anything herein to the contrary, (i) all data created pursuant to a Service and on behalf of the Party receiving such Service, shall be owned by such receiving Party, and (ii) all systems, technology and Intellectual Property owned by Purchaser as a result of the Transaction Agreement shall continue to be owned by Purchaser, even if such systems, technology and Intellectual Property are serviced by Seller.

(b) Seller shall be the sole and exclusive owner of all source code and other Intellectual Property it creates (or, subject to the terms of any applicable third party contracts, has created on its behalf) pursuant to its performance under this Agreement, and, pursuant to the Cross-License Agreement, shall grant Purchaser a perpetual license to use the foregoing in the CAM Business; provided, that the foregoing perpetual license shall not apply to Trademarks, with respect to which Purchaser shall not receive any perpetual license or other perpetual use rights.

(c) Purchaser shall be the sole and exclusive owner of all data, source code and other Intellectual Property it creates (or, subject to the terms of any applicable third party contracts, has created on its behalf) pursuant to its performance under this Agreement, and, pursuant to the Cross-License Agreement, shall grant Seller a perpetual license to use the foregoing in Seller’s Business; provided, that the foregoing perpetual license shall not apply to Trademarks, with respect to which Seller shall not receive any perpetual license or other perpetual use rights.

(d) To the extent that Seller and Purchaser jointly create Intellectual Property hereunder, such Intellectual Property shall be owned jointly by Seller and Purchaser (with no right of accounting); provided, that no Trademarks shall be jointly owned; and provided, further, that if such Intellectual Property is derived from or otherwise based upon a Party’s Intellectual Property, only the newly created derivative Intellectual Property shall be jointly owned, and such joint ownership shall not affect the ownership of the underlying Intellectual Property. If the Parties collaborate to create any Trademarks (i) that are derived from or based upon a Party’s Intellectual Property, such Trademarks shall be owned by such Party and (ii) that are not derived from or based upon a Party’s Intellectual Property, the Parties shall agree in writing before such creation which party shall own such Trademarks, and the other Party’s rights therein.

Section 7.2 Data Protection. To the extent reasonably required by a Party providing Services, each Party shall cause the Seller Parties or Purchaser Parties, as applicable, that receive Services hereunder to execute a written agreement with such Party, sufficient to comply with any applicable Requirements of Law relating to data protection.

ARTICLE VIII

DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 8.1 Disclaimer of Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR THE TRANSACTION AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES TO BE PROVIDED UNDER THIS AGREEMENT, INCLUDING WARRANTIES WITH RESPECT TO MERCHANTABILITY, OR SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON INFRINGEMENT OF ANY SOFTWARE OR HARDWARE PROVIDED HEREUNDER AND ANY WARRANTIES ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE OR TRADE USAGE. NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER THE TRANSACTION AGREEMENT.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Indemnification of Purchaser. Subject to the terms of this ARTICLE IX, from and after the Effective Date, Seller shall indemnify, defend, save and hold harmless Purchaser and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”), from and against any and all Losses (including such fees and expenses related to the enforcement of this Agreement), to the extent resulting from or arising out of any action, suit, proceedings, claim, demand, investigation or assessment made or brought by a third party that is unaffiliated with the Indemnified Party (each, a “Third Party Claim”) to the extent arising from or related to (a) any Seller Party’s breach of this Agreement or (b) infringement or misappropriation by the Services and materials provided by a Seller Party under this Agreement of such third party’s (i) patents, so long as such Seller Party had knowledge of such infringement as of the Effective Date or (ii) copyrights, trademarks or trade secrets.

Section 9.2 Indemnification of Seller. Subject to the terms of this ARTICLE IX, from and after the Effective Date, Purchaser shall indemnify, defend, save and hold harmless Seller and its Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties” and, together with the Purchaser Indemnified Parties, the “Indemnified Parties”), from and against any and all any and all Losses (including such fees and expenses related to the enforcement of this Agreement), to the extent resulting from or arising out of any Third Party Claim to the extent arising from or related to (a) any Purchaser Party’s breach of this Agreement or (b) infringement or misappropriation by the Services and materials provided by a Purchaser Party under this Agreement of such third party’s (i) patents, so long as such Purchaser Party had knowledge of such infringement as of the Effective Date or (ii) copyrights, trademarks or trade secrets.

Section 9.3 Claims.

(a) Upon receipt by an Indemnified Party of notice of a Third Party Claim with respect to a matter for which such Indemnified Party is indemnified under this ARTICLE IX which has given, or is reasonably expected to give, rise to a claim for Losses, the Indemnified Party shall as soon as practicable, in the case of a Purchaser Indemnified Party, notify Seller, and, in the case of a Seller Indemnified Party, notify Purchaser (Seller or Purchaser, as the case may be, the “Indemnifying Party”), in writing, indicating the nature of such Third Party Claim and the basis therefor; provided, however, that any delay or failure by the Indemnified Party to give notice to the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Such written notice requirement shall be satisfied by promptly transmitting the statement of claim, complaint, regulatory correspondence or other document triggering the indemnification to the Indemnifying Party along with a cover letter stating briefly why the Indemnified Party believes the claim is subject to indemnification. Such notice shall be sent by facsimile or overnight delivery service in accordance with Section 11.3.

(b) The Indemnifying Party shall have ten (10) Business Days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim, and shall be entitled to assert any and all defenses available to the Indemnified Party to the fullest extent permitted under Requirements of Law.

(c) If the Indemnifying Party shall undertake to compromise any such Third Party Claim, it shall promptly, but in any event within ten (10) Business Days of the receipt of notice from the Indemnified Party of such Third Party Claim, notify the Indemnified Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that the Indemnifying Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the relief consists solely of money Losses to be paid by the Indemnifying Party and includes a provision whereby the plaintiff or claimant in the matter releases the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable, from all liability with respect thereto.

(d) Notwithstanding an election to assume the defense of any action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such action or proceeding, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if the (i) Indemnified Party shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by the Indemnifying Party inappropriate or (ii) Indemnifying Party shall have authorized the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.

(e) In any event, the Indemnified Party and Indemnifying Party and their counsel shall cooperate in the defense of any Third Party Claim subject to this ARTICLE IX, keep such Persons informed of all developments relating to any such Third Party Claims and provide copies of all relevant correspondence and documentation relating thereto. All costs and expenses incurred in connection with the Indemnified Party’s cooperation shall be borne by the Indemnifying Party. In any event, the Indemnified Party shall have the right at its own expense to participate in the defense of such asserted liability.

(f) If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim pursuant to Section 9.3(b), or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party’s expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

Section 9.4 Limitations. Notwithstanding anything else contained in this Agreement to the contrary:

(a) Seller or Purchaser, as applicable, shall not be liable for any amounts for which the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, are otherwise entitled to indemnification pursuant to Section 9.1 or Section 9.2, as applicable, unless the amount of Losses with respect to the particular act, circumstance, development, event, fact, occurrence or omission giving rise to such Losses exceeds $50,000 and shall be liable only to the extent such Losses exceed $50,000 (aggregating all such Losses arising from the same set of facts or circumstances).

(b) Seller’s total liability with respect to this Agreement shall not exceed, in the aggregate, two times the aggregate amount of the Seller Fees paid hereunder, except to the extent that any liability arises out of Seller’s gross negligence, willful or intentional misconduct, common law fraud or other violation of any Requirements of Law.

(c) Purchaser’s total liability with respect to this Agreement shall not exceed, in the aggregate, two times the aggregate amount of the Purchaser Fees paid hereunder, except to the extent that any liability arises out of Purchaser’s gross negligence, willful or intentional misconduct, common law fraud or other violation of any Requirements of Law.

Section 9.5 Exclusions. Notwithstanding anything contained in this Agreement to the contrary, in no event shall any Indemnifying Party be obligated under this ARTICLE IX to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any Losses to the extent that such Losses result from (a) the Indemnified Party’s willful or intentional misconduct or negligence, (b) the Indemnified Party’s failure to perform its obligations under this Agreement, or (c) the Indemnified Party’s violation of Requirements of Law, (d) acts of the Indemnified Party that are outside of the ordinary course of business, other than reasonable acts taken pursuant to Section 9.9 hereunder unless (i) taken at the Indemnifying Party’s written request and direction or (ii) approved in advance in writing by the Indemnifying Party, or (e) acts taken by the Indemnifying Party pursuant to the Indemnified Party’s specific (x) written request and direction, provided that no schedule to this Agreement shall constitute such a request or (y) oral request and direction, so long as such oral request or direction was made, and the acts taken in response to such oral request or direction were taken, in the ordinary course of business, consistent with past practice between the Parties; provided, that in the case of (x) or (y), such acts taken by the Indemnifying Party were in compliance with the sections of this Agreement set forth on Schedule 9.5(e), as applicable, unless non-compliance was specified by, or reasonably foreseeable in the fulfillment of, the request or direction of the Indemnified Party. Nothing in this Section 9.5 shall affect either Party’s obligations under Section 9.9 hereunder.

Section 9.6 Payments.

(a) Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Losses for which such Party is entitled to indemnification hereunder (“Indemnity Payments”) and to which the limitations set forth in Section 9.4 do not apply shall be paid in immediately available funds within ten (10) Business Days after the later of (i) the receipt of a written request from the Indemnified Party entitled to such Indemnity Payment and (ii) the date of payment of the amount that is the subject of the Indemnity Payment by the Party entitled to receive the Indemnity Payment, except to the extent contested by the Indemnifying Party. All such Indemnity Payments shall be made to the designated account of, and in the manner specified in writing by, the Party entitled to such Indemnity Payments.

(b) With respect to Indemnity Payments to which the limitations set forth in Section 9.4 do apply, if a Party’s Indemnity Payments at any time exceed two times the aggregate amount of the Purchaser Fees or Seller Fees, as applicable, paid to such Party hereunder prior to the date on which the indemnification obligation arose, then such Party shall (i) pay to the Indemnified Party two (2) times the aggregate amount of Purchaser Fees or Seller Fees, as applicable, paid to such Party hereunder prior to such date and (ii) continue to pay the other Party two times the Purchaser Fees or Seller Fees, as applicable, that such Party receives following such date, until the earlier to occur of the full (A) satisfaction of such liability or (B) termination or expiration of this Agreement.

Section 9.7 Insurance; Tax Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, Losses shall be net of any insurance or other prior or subsequent recoveries actually received by the Indemnified Party or its Affiliates in connection with the facts giving rise to the claim for indemnification. If an Indemnified Party shall have used commercially reasonable efforts to recover any amounts recoverable under insurance policies and shall not have recovered the applicable Losses, the Indemnifying Party shall be liable for the amount by which such Losses exceeds the amounts actually recovered.

(b) Any indemnity payments made pursuant to this ARTICLE IX by any Indemnifying Party to an Indemnified Party shall be increased to account for any Tax cost incurred by the Indemnified Party upon the receipt of such payment (grossed up for such payment) and shall be made net of any Tax Benefit realized or utilized by the Indemnified Party or any of its Affiliates resulting from the payments of the amounts indemnified against giving rise to such indemnity payments. For purposes of determining the amount of any Tax Benefit or Tax cost incurred, the Indemnified Party shall be deemed to pay Tax at the highest United States federal income tax corporate marginal rate in effect in the year such indemnifiable Loss is incurred and the recipient of the Tax Benefit shall be deemed to realize or utilize any Tax Benefit in the first taxable year that such Tax Benefit may be realized or utilized under Requirements of Law after taking into account all other Tax Attributes of such indemnified party and the projected utilization of such Tax Attributes as computed by the recipient of such Tax Benefit. If a Tax Benefit resulting from the incurrence or payment of Losses is available to any Indemnified Party or its Affiliates in multiple Tax years, the amount of such Tax Benefit for purposes of this Section 9.7(b) shall be the net present value of all of such available Tax Benefits, calculated by using a discount rate equal to the long term applicable federal rate for the month in which such Losses are incurred. The amount of any increase or reduction hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870 AD or successor form) with respect to the Indemnified Party’s liability for Taxes, and any payments, if necessary, by the Indemnified Party or the Indemnifying Party to reflect such adjustment shall be made if necessary within ten (10) days of such determination.

Section 9.8 Remedies Exclusive. The right to indemnification provided in this ARTICLE IX shall be the exclusive remedy (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the Parties from and after the Effective Date in connection with any Third-Party Claims.

Section 9.9 Mitigation. Notwithstanding anything contained in this Agreement to the contrary, each Indemnified Party shall use commercially reasonable efforts to mitigate any claim or liability that an Indemnified Party asserts or may assert under this Agreement. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, neither Seller nor Purchaser, as the case may be, shall be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

Section 9.10 No Double Recovery; No Limitation. The remedies provided in this Agreement shall not be cumulative of any duplicative remedy available pursuant to the Transaction Agreement. Nothing contained in this ARTICLE IX shall limit or alter the obligation of any Party to indemnify any other Party pursuant to ARTICLE X of the Transaction Agreement.

ARTICLE X

TERM AND TERMINATION

Section 10.1 Term of Agreement. Except as otherwise expressly set forth in this Agreement, this Agreement shall become effective, and each Service shall commence, on the Effective Date, and this Agreement shall remain in force, and each Service shall continue, for a period of eighteen months thereafter or as otherwise agreed to by the Parties with respect to Additional Services (the “Base Term”), unless earlier terminated by the Parties as provided in this ARTICLE X.

Section 10.2 Extension of Certain Services. Not less than sixty (60) days prior to the expiration of the Base Term, Purchaser or Seller, as applicable, shall notify the other Party if such Party determines in good faith that it will not be able to complete the transition from, or to replace, one or more Services prior to the expiration of the Base Term for such Services. Provided that such Party has at all times performed its obligations under Section 2.8, the other Party shall continue to provide such Services, and, solely with respect to such Services, to extend the term of this Agreement for up to an additional six months (the “Extension Term” and, together with the Base Term, the “Term”); provided, that such Party shall at all times use commercially reasonable efforts to minimize the duration of any such extension. Notwithstanding the foregoing and unless otherwise agreed to by the Parties with respect to an Additional Service, this Agreement, and any obligation to provide any Services hereunder, shall terminate no later than the date that is twenty four months after the Effective Date.

Section 10.3 Termination.

(a) Termination by Seller or Purchaser for Material Breach.

(i) If a Party materially breaches this Agreement, the other Party may terminate the Services affected by such material breach unless, within thirty (30) days of written notice thereof, such breaching Party (i) cures such material breach to the reasonable satisfaction of the other Party (if such material breach is subject to cure) and (ii) demonstrates, to the other Party’s reasonable satisfaction, that such breaching Party has enacted remedial measures designed to prevent the breach from occurring again.

(ii) Upon a Party’s second material breach of this Agreement with respect to a particular Service where such second material breach is substantially similar to the first material breach with respect to such Service, the other Party may terminate the Services affected by such material breach and, within thirty (30) days of written notice of such material breach, such breaching Party must (i) cure such material breach to the reasonable satisfaction of the other Party (if such material breach is subject to cure) and (ii) demonstrate, to the other Party’s sole satisfaction, that such breaching Party has enacted remedial measures designed to prevent the breach from occurring again.

(b) Other Termination by Seller or Purchaser. This Agreement, or any Service provided hereunder, as applicable, may be terminated by either Party (the “Terminating Party”) upon written notice to the other Party, if:

(i) the other Party makes a general assignment for the benefit of creditors or becomes insolvent, or a receiver is appointed for, or a court approves reorganization or arrangement proceedings on, such Party; or

(ii) required by any Governmental Entity, upon thirty (30) days’ notice or sooner if necessary; provided, however, that prior to any such notice of termination, the Parties mutually agree that this Agreement cannot be amended in a manner that will satisfy such Governmental Entity without materially changing the effect or intent of this Agreement.

(c) Partial Termination.

(i) Either Party, as a Service recipient, may on thirty (30) days’ written notice to the other Party, terminate any Seller Service, Purchaser Service or Additional Service, as applicable. Any such terminated Service shall be deleted from Schedule 2.1(a), Schedule 2.2(a) or Schedule 2.4, as applicable, and the terminating Party shall have no obligation to continue to use or pay for any such Seller Service or Purchaser Service, as applicable; provided, however, that this Agreement shall remain in effect until neither Party requires any Service from the other Party, or until otherwise terminated pursuant to this ARTICLE X.

(ii) Any termination notice delivered by either Party pursuant to this Section 10.3(c) shall specify in detail the Service or Services to be terminated, and the effective date of such termination.

(d) Automatic Termination. Once a Party has fully completed its transition from or replacement of a Service it has been receiving hereunder, such receiving Party shall immediately terminate such Service in accordance with Section 10.3(c).

Section 10.4 Effect of Termination. In the event that this Agreement is terminated for any reason:

(a) Each Party agrees and acknowledges that the obligations of each Party to provide the Services, or to cause the Services to be provided, hereunder shall immediately cease, and any licenses to Seller Facilities and Purchaser Facilities granted hereunder shall immediately terminate. Upon cessation of the applicable Party’s obligation to provide any Service, the Party receiving the Service shall stop using, directly or indirectly, such Service.

(b) Upon request, each Party shall, and shall cause its Affiliates and third parties (subject to the terms of such Party’s agreements with such third parties) retained by such Party or Affiliates to, return to the other Party or destroy (and certify to the destruction of) all tangible personal property and books, records or files owned by such other Party or its Affiliates and third parties and used in connection with the provision of Services that are in their possession as of the termination date.

(c) In the event that the Party receiving a Service seeks to discontinue such Service without providing the thirty (30) day notice provided for herein, the Party receiving such Service shall be responsible to the Party providing such Service for reasonable and proper termination charges, including all reasonable cancellation costs, that are actually incurred by the Party providing such Service; provided, that (i) the Party providing such Service shall use commercially reasonable efforts to minimize all such costs; and (ii) such costs shall be no greater than the amount the Party receiving such Service would have paid for thirty (30) days of such Service had the Party receiving such Service actually received such Service.

(d) The following matters shall survive the termination of this Agreement (i) the rights and obligations of each Party under Section 5.5(a), Section 5.5(b), ARTICLE VI, ARTICLE VII, ARTICLE VIII, ARTICLE IX, this Section 10.4 and ARTICLE XI and (ii) the obligations under ARTICLE IV of each Party to pay the applicable Fees for Services furnished prior to the effective date of termination.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Construction.

(a) For the purposes of this Agreement (i) words (including capitalized terms defined herein) in the singular shall be held to include the plural and vice versa and words

(including capitalized terms defined herein) of one gender shall be held to include the other gender as the context requires, (ii) all references to the “Agreement” shall include all Exhibits, Schedules and Attachments to this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits) and not to any particular provision of this Agreement, and Article, Section, paragraph and Exhibit references are to the Articles, Sections, paragraphs and Exhibits to this Agreement, unless otherwise specified, (iv) the word “including” and words of similar import when used in this Agreement mean “including without limitation,” (v) “commercially reasonable efforts” shall not require a waiver by any Party of any material rights or any action or omission that would be a breach of this Agreement, (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified, (vii) all references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified and (viii) all terms defined in this Agreement shall have the meanings ascribed herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) The Parties acknowledge and agree that, to the extent there is a conflict between the terms and provisions of this Agreement and the terms and provisions of any Exhibit (including any Attachment thereto) or Schedule hereto, the terms and provisions of this Agreement shall control.

(c) The Parties acknowledge that each Party and its respective counsel have reviewed and revised this Agreement, and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall be employed in the interpretation of this Agreement or any amendments hereto.

Section 11.2 Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

Section 11.3 Notices. All notices, demands, and other communications required or permitted to be given to any Party under this Agreement shall be in writing and any such notice, demand or other communication shall be deemed to have been duly given when delivered by hand, courier or overnight delivery service or, if mailed, two Business Days after deposit in the mail, certified or registered mail, return receipt requested and with first class postage prepaid or, in the case of facsimile notice, when sent and transmission is confirmed, and, regardless of method, addressed to the Party at its address or facsimile number set forth below (or at such other address or facsimile number as the Party shall furnish the other parties in accordance with this Section 11.3), with a copy sent in a like manner to the applicable Service Coordinator:

If to Citigroup:

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Attn: Andrew Felner

Facsimile: (212) 559 7057

If to Legg Mason:

Legg Mason, Inc.

100 Light Street

Baltimore, Maryland 21202

Attn:    Thomas P. Lemke

           Senior Vice President and General Counsel

Facsimile: (410) 454 4607

Section 11.4 Governing Law. This Agreement shall be governed by and construed in accordance with the Requirements of Law of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.

Section 11.5 Jurisdiction; Venue; Consent to Service of Process.

(a) Each Party irrevocably and unconditionally submits to the non exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court will not accept jurisdiction, the Supreme Court of the State of New York or any court of competent civil jurisdiction sitting in New York County, New York. In any action, suit or other proceeding related to this Agreement, each Party irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claims that it is not subject to the jurisdiction of the above courts, that such action or suit is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper. Each Party also hereby agrees that any final and unappealable judgment against a Party in connection with any action, suit or other proceeding related to this Agreement shall be conclusive and binding on such Party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment shall be conclusive evidence of the fact and amount of such award or judgment.

(b) Each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 11.3 of this Agreement. Nothing in this Section 11.15 shall affect the right of any Party to serve process in any other manner permitted under Requirements of Law.

Section 11.6 Entire Agreement. This Agreement, together with all Schedules hereto, the Transaction Agreement (except for Exhibit F-1, Exhibit F-2 and Exhibit F-3 to the Transaction Agreement), the Related Agreements and the Confidentiality Agreement, embody the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto. The Parties intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Agreement.

Section 11.7 Amendment, Modification and Waiver. No amendment to this Agreement shall be effective unless it shall be in writing and signed by each Party hereto. Any failure of a Party to comply with any obligation, covenant, agreement or condition contained in this Agreement may be waived by the Party entitled to the benefits thereof only by a written instrument duly executed and delivered by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure of compliance.

Section 11.8 Severability. If any provision of this Agreement, or the application of any such provision, is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, or invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable Requirements of Law, the Parties waive any provision under Requirements of Law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect. The Parties shall, to the extent lawful and practicable, use commercially reasonable efforts to enter into arrangements to reinstate the intended benefits, net of the intended burdens, of any such provision held invalid, illegal or unenforceable.

Section 11.9 Successors and Assigns; No Third Party Beneficiaries. This Agreement and all its provisions shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Nothing in this Agreement, whether expressed or implied, will confer on any Person, other than the Parties or their respective permitted successors and assigns, any rights, remedies or liabilities; provided that the provisions of ARTICLE IX will inure to the benefit of the Indemnified Parties.

Section 11.10 Assignment. No Party may assign its rights or obligations under this Agreement, including in the case of a merger or other change of control, without the prior written consent of the other Party (which consent may not be unreasonably withheld). Any purported assignment or transfer in violation of this Section 11.10 shall be void and shall constitute a material breach of this Agreement.

Section 11.11 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 11.12 Expenses. Whether or not the transactions contemplated hereby are consummated, all expenses incurred in connection with the drafting and negotiation of this Agreement shall be paid by the Party incurring such expenses.

Section 11.13 Counterparts. This Agreement may be executed by the Parties in multiple counterparts which may be delivered by facsimile transmission. Each counterpart when so executed and delivered shall be deemed an original, and all such counterparts taken together shall constitute one and the same instrument.

Section 11.14 Relationship of the Parties. Each Party and its Affiliates shall be acting as an independent contractor in performing under this Agreement, and shall not be considered or deemed to be an agent, employee, joint venturer or partner of the other Party or any of its Affiliates. Each Party and its Affiliates shall, at all times, maintain complete control over its Personnel and operations, and shall have sole responsibility for staffing, instructing and compensating its Personnel. Neither Party (nor its Affiliates) shall have, or shall represent that it has, any power, right or authority to bind the other Party (or its Affiliates) to any obligation or liability, to assume or create any obligation or liability or transact any business in the name or on behalf of the other Party (or its Affiliates), or make any promises or representations on behalf of the other Party (or its Affiliates), unless agreed to in writing.

Section 11.15 Dispute Resolution. In the event of any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof, including the dispute of any fees invoiced under ARTICLE IV or any claim by any Party that any other Party has breached the material terms hereof (each, a “Dispute”), the Service Coordinators of Seller and Purchaser shall meet (by telephone or in person) no later than two (2) Business Days after receipt of notice by any Party of a request for resolution of a Dispute. The Service Coordinators shall enter into negotiations aimed at resolving any such Dispute. If the Service Coordinators are unable to reach mutually satisfactory resolution of the Dispute within ten (10) Business Days after receipt of notice of the Dispute, the Dispute shall be referred to an executive committee (the “Executive Committee”) comprised of at least one member of the senior management of each Party. The initial members of the Executive Committee, including relevant contact information, are set forth on Schedule 11.15, and either Party may replace its Executive Committee members at any time with other representatives of similar seniority by providing notice in accordance with Section 11.3. The Executive Committee will meet (by telephone or in person) during the next ten (10) Business Days and attempt to resolve the Dispute.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CITIGROUP INC.

By:	/s/ Anthony Lazzara
Name:	Anthony Lazzara
Title:	Managing Director, M&A Execution

LEGG MASON, INC.

By:	/s/ Peter L. Bain
Name:	Peter L. Bain
Title:	Senior Executive Vice President